Exhibit 10.7

WELLCARE HEALTH PLANS, INC. 2019 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT AWARD NOTICE AND AGREEMENT
FOR NON-EMPLOYEE DIRECTORS

This award is made to the Participant named below by WellCare Health Plans, Inc., a Delaware corporation (the “Company”). Subject to the terms and conditions of this Restricted Stock Unit Award Notice and Agreement for Non-Employee Directors and the terms and conditions of the Restricted Stock Unit Award Agreement for Non-Employee Directors that is available to you on the Company’s Intranet site and is an integral part of this award (together, the “Award Documentation”), the Company hereby awards under the WellCare Health Plans, Inc. 2019 Incentive Compensation Plan (the “Plan”) the Restricted Stock Units (“RSUs”) described below to Participant effective as of the Grant Date set forth below. Capitalized terms used in the Award Documentation that are not defined herein have the meanings attributed to them in the Plan.
1.Participant: [●]
2.Grant Date: [●]
3.Number of RSUs: [●] subject to adjustment as provided in the Award Documentation and the Plan.
4.Description of RSUs: Each RSU constitutes an unfunded and unsecured promise of the Company to deliver one Share to Participant on the Delivery Date (defined below).

5.Normal Vesting Schedule: Except as set forth below, 100% of the RSUs shall become vested on the earlier of (i) [●] or (ii) the date of the first annual meeting of the Company’s shareholders following the Grant Date (such date being the “Vesting Date”), provided that the Participant’s Continuous Service as a Non-Employee Director of the Company continues through the Vesting Date. Except as otherwise provided in the Award Documentation, the RSUs shall vest only on the Vesting Date specified above and no partial vesting will occur prior to the Vesting Date.

6.Termination of Continuous Service: Upon the termination of Participant’s Continuous Service as a Non-Employee Director of the Company, for any reason, any then-unvested RSUs shall be forfeited automatically without any payment to Participant and become null and void.
7.Change in Control: Any then-unvested RSUs shall become immediately vested upon the effective date of a Change in Control.
8.Delivery Date: The Shares underlying the number of vested RSUs shall be delivered as soon as practicable and, in any case, within 30 days after the date on which such RSUs vested.
By signing below, Participant hereby consents and agrees to the electronic delivery of the Award Documentation. Participant acknowledges and agrees that (1) the Restricted Stock Unit Award Agreement for Non-Employee Directors, the Plan and the Plan prospectus are available for Participant’s review on the Company’s Intranet under the Legal Services section, and, upon request, a paper version of each document will be provided to Participant and (2) Participant has reviewed and fully understands the Award Documentation, the Plan and the Plan prospectus and agrees to be bound by the terms and conditions of the Plan and the Award Documentation.

PARTICIPANT		WELLCARE HEALTH PLANS, INC.
By:		By:
	[●]		Name: [●]
Title: [●]